UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2016

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania		18015-1360
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement.

Revolving Credit Facility

On September 30, 2016, OraSure Technologies, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the lenders party thereto. The Credit Agreement provides for revolving extensions of credit in an initial aggregate amount of up to $10,000,000 (inclusive of a letter of credit subfacility of $2,500,000), with an option for the Company to request, prior to the second anniversary of the closing date, that existing or new lenders, at their election, provide up to $5,000,000 of additional revolving commitments. In no event may increases occur on more than two occasions in the aggregate for all such increases in commitments. The Company’s obligations under the Credit Agreement are guaranteed by OraSure Technologies, LLC, the Company’s wholly-owned domestic subsidiary (together with the Company, the “Loan Parties”). The Loan Parties’ obligations under the Credit Agreement are secured by a first priority security interest in certain accounts receivable of the Company, 65% of the equity of the Company’s Canadian subsidiary, DNA Genotek, Inc., cash and cash equivalents held by the Company, and certain related assets.

Borrowings under the Credit Agreement are subject to compliance with borrowing base limitations tied to eligibility of accounts receivable. Interest under the Credit Agreement is payable at the London Interbank Offered Rate for one, two, three or six-month loans, as selected by the Company, plus 2.50% per annum. The Credit Agreement will be subject to an unused line fee of 0.375% per annum on the unused portion of the commitment under the Credit Agreement during the revolving period. The Company will be required to pay letter of credit participation fees and a fronting fee on the average daily amount of any lender’s exposure with respect to any letters of credit issued under the Credit Agreement. The maturity date of the Credit Agreement is the third anniversary of the closing date.

In connection with the Credit Agreement, the Loan Parties have made certain representations and warranties and must comply with various covenants and reporting requirements customary for facilities of this type. In addition, under certain circumstances, the Company must comply with a minimum fixed charge coverage ratio of ratio of 1.10 to 1.00, measured as of the last day of each fiscal month and for the twelve-fiscal month period ending on such date.

The Credit Agreement contains events of default customary for facilities of this type. Upon the occurrence of an event of default, the Agent, at the instruction of the lenders, may terminate the commitments and declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable. During the continuation of certain events of default and subject, in certain cases, to the instructions of the lenders, the Company must pay interest at a default rate of 2.00% per annum in excess of the interest rate otherwise applicable to obligations under the Credit Agreement.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: October 5, 2016	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary